UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 13, 2014

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Star Gold Corp.

(Name of Small Business issuer in its charter)

Nevada	000-52711	27-0348508
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

611 E. Sherman Ave.

Coeur d’Alene ID 83814

(Address of principal executive offices)

208- 644-5066

(Registrant’s telephone number)

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Section 5- Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2014, the Board of Directors accepted the resignations of Scott Jenkins from his position as a member of the Board of Directors.  Management is unaware of any disagreements between Mr. Jenkins and management relating to the registrant’s operations, policies or practices.

The Company has provided a copy of the disclosures it is making herein to Mr. Jenkins and provided him with an opportunity to furnish the registrant as promptly as possible with a letter addressed to the registrant stating whether he agrees with the statements made by the registrant in response to this Item 5.02, and, if not, stating the respects in which he does not agree.  The Company will file any letter received as an exhibit to an amended 8K.

On February 13, 2014, the Company appointed Ron Nilson to the Board of Directors.

On or about October 04, 2013, as a part of a private placement of its securities conducted by the Company, Mr. Nilson purchased 600,000 shares of the Company’s common stock at the price of $.25 per share and also acquired warrants to purchase up to 300,000 additional shares of the Company’s common stock at the price of $.50 per share.  The warrants expire on 10/4/14.  The following is a summary of Mr. Nilson’s business qualifications and experience over the past 5 years.

Ron Nilson currently serves as president and CEO of Ground Force Worldwide (GFWW) and has served in those capacities since 2000.  GFWW builds mine support equipment for both open pit and underground mines.  From 1989 until 2000, he served as president and CEO of Tiger Engineering Corp, a manufacturing and marketing company that built 2 models of rubber-tire dozers used in mining.  From 1971 until 1989, Mr. Nilson served as president and general manager of Northwest Motor Welding, a remanufacturing company specializing in diesel engine components.  He has over 40 years experience in the manufacturing industry and has owned several companies over the years.  Mr. Nilson has spent over 30 years working directly with the CATERPILLAR© and their dealers worldwide.  Mr. Nilson currently serves on several boards, including Kootenai Technical Education Campus (KTEC), Boys and Girls Club of Kootenai County, North Idaho Manufacturing Consortium, NIC Booster Club, Greene Idaho Foundation, Post Falls Chamber of Commerce (Chairman) and North Idaho Training and Rehab.Org (NITRO).

Star Gold Corp.

/s/ Kelly Stopher

Kelly Stopher

Chief Financial Officer

February 19, 2014